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                                                                   EXHIBIT 10.23

January 22, 1997

Hobart McK. Birmingham


Dear Hobey,

     On behalf of Borland International, Inc., I am pleased to offer you the position of Vice President and General Counsel of the company. In such position you will initially report to me. Your office will be located in our Scotts Valley headquarters and it is anticipated that you will begin work no later than February 10, 1997.

     Base Salary. Your initial base salary will be $190,000 per year ($15,833 per month), payable at the same frequency as payroll is distributed to other Borland employees.

     Performance Bonus. You shall be eligible for an annual bonus based upon a target bonus of forty percent (40%) of base salary. All or part of the bonus shall be payable based upon performance criteria and metrics to be agreed among yourself and myself and subject to the approval of the Organization and Compensation Committee of the Board. Bonuses shall be determined and paid in accordance with Borland's executive bonus program which currently calls for bonuses to be paid quarterly.

     Options. I am also pleased to confirm that you will be granted options for the purchase of 175,000 shares of the company's Common Stock. The exercise price will be equal to the fair market value of Borland's common stock as of the effective date of hire. The options will be subject to the standard terms and conditions of Borland's stock option plans, including four year vesting, with one quarter of the shares vesting after one year and the remaining shares vesting daily over the following three years. Notwithstanding the foregoing, in the event the company is acquired or is subject to a change in control, the vesting of the option will be accelerated and the option shall be exercisable in full. For these purposes an "acquisition of the company" shall mean a merger or other transaction in which the company or substantially all of its assets is sold or merged and as a result of such transaction, the holders of the company's common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation and a "change in control" shall mean the election of nominees constituting a majority of the Company's Board of Directors of the company which nominees were not approved by a majority of the Company's Board of Directors prior to such election or the acquisition by a third party of twenty percent (20%) or more of the company's outstanding shares which acquisition was without the approval of a majority of the Board of Directors of the company in office prior to such acquisition.

    Benefits. You will be eligible to participate in Borland's fringe benefits program as of your first day of full time work (subject to standard plan waiting periods, if applicable). These benefits include, but are not limited to, medical and dental insurance, 401 (k) plan and vacation and will be further explained upon reporting for work.

    Apartment Allowance. We understand that you will be commuting from San Francisco for an indefinite period. In connection therewith, for up to a one year period, Borland will cover the costs of an apartment in the Scotts Valley area in an amount not to exceed $1,500 per month.

    Confidentiality. Borland is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is Borland's policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. Indeed, as a condition of employment,
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you will be required to sign an agreement not to expose either you or us to legal liability by divulging trade secrets or confidential information of any employer. We are interested in employing you because of your skills and abilities, not because of any trade secrets you may have learned elsewhere. Thus, it is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer.

    Termination. As with all employment at Borland, your employment is considered "at will." That means that both you and Borland have the right to terminate employment at any time with or without advance notice, and with or without cause. Notwithstanding the foregoing, if the company terminates your employment for other than cause or there is a constructive termination, the company agrees that you will be entitled to a severance payment equal to 12 months of base salary. The foregoing severance benefits are net of any benefits you are entitled to under law or otherwise.

    For purposes of this Agreement, termination for "cause" shall mean termination of your employment relationship with Borland for any of the following reasons: (i) your engaging in an act of theft, embezzlement, misappropriation of funds or property, or fraud against, or with respect to the business of Borland; (ii) a willful breach by you of any material term of this Agreement and, if such breach is capable of being cured, the failure by you to cure such breach within thirty (30) days of written notice of such breach; (iii) if you are convicted of a felony that materially impairs your performance of duties for Borland; or (iv) as a result of your reckless or willful misconduct, you commit any act that causes, or knowingly fails to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of Borland.

     "Constructive termination" shall mean any one or more of the following:
(i) without your express written consent, the relocation of the principal place of your employment to a location that is more than fifty (50) miles from the company's current headquarters; (ii) any failure by Borland to pay, or any material reduction by Borland of, your base salary or benefits (unless reductions comparable in amount and duration are concurrently made for all other employees of Borland with responsibilities, organizational level and title comparable to yours) or (iii) a material diminution of your responsibilities.

     We are very excited about the possibility of you joining us. Please take the time to review this letter and, if appropriate, to sign and return a copy to me. We all look forward to a mutually beneficial relationship and in the meantime, should you have any questions, please do not hesitate to contact me at any time.

Sincerely,

BORLAND INTERNATIONAL, INC.

/s/ Delbert Yocam
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Chairman of the Board and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Hobart McK. Birmingham

Date: February 7, 1997